Exhibit 99.1

JCPENNEY REPORTS RECORD FIRST QUARTER EARNINGS OF $1.04 PER SHARE

First Quarter Results Exceed Guidance

Management Raises Full Year Earnings Guidance $0.05 to $5.49 Per Share

First Quarter Highlights

•	Increased first quarter earnings per share from continuing operations by 15.6 percent
•	Launched new JCPenney brand positioning - “Every Day Matters”
•	Introduced Ambrielle, the largest private brand launch in Company history
•	Expanded exclusive brand offerings with new lines from Liz Claiborne and Chip & Pepper Productions
•	Announced 2007 to 2011 Long-Range Plan for growth, targeting 16 percent compound annual growth rate in 2008 to 2011 earnings per share
•	Issued $1 billion of long-term debt

PLANO, Texas, May 17, 2007-- J. C. Penney Company, Inc. (NYSE:JCP) reported record earnings per share from continuing operations for the first quarter ended May 5, 2007. For the quarter, operating income improved 60 basis points to 9.6 percent of sales, driven by improvement in gross margin and SG&A expense leverage. Income from continuing operations for the quarter increased 11.7 percent to $238 million, while earnings per share increased 15.6 percent to $1.04 per share from $0.90 per share in last year’s first quarter.

“The year is off to a strong start at JCPenney. This in part reflects the early benefits of our enhanced merchandise flow capabilities, which allow us to present newness in our assortments and reduce clearance levels, as well as the recent introduction of our private lingerie brand Ambrielle and exclusive Liz & Co. and CONCEPTS by Claiborne lines. Based on our first quarter performance, we have increased our earnings guidance for the full year,” said Myron E. (Mike) Ullman III, chairman and chief executive officer of JCPenney.

At its April Analyst Meeting, the Company introduced its 2007 to 2011 Long-Range Plan which is designed to build on the strengths that set JCPenney apart in the industry. The Plan is focused on developing a deep and enduring emotional connection with customers, inspiring them with merchandise and services, becoming the preferred choice for a retail career, and establishing JCPenney as the growth leader in the retail industry.

“Our merchandise offerings, and the plans we have for new brands and merchandise concepts such as American Living, reflect what we learn from listening to our customers. This provides us with an exceptional mix of private, exclusive and national brands, and combined with our unique positioning on- and off-mall and industry leading Internet presence, enables us to offer our customers great style and quality, at a smart price. These are key differentiators for JCPenney that underscore our confidence to deliver the Company’s long-range targets,” Ullman added.

Operating Performance

During the first quarter, total department store sales increased 4.4 percent. Total store sales reflect 32 new or relocated stores opened subsequent to first quarter last year, including seven stores opened in this year’s first quarter. Comparable store sales increased 2.2 percent and were in line with the Company’s guidance for a low-single digit increase, despite a challenging retail environment for much of the quarter. The strongest merchandise results were in women’s apparel, fine jewelry and women’s accessories, with continued softness in home categories such as furniture and window coverings. All regions of the country generated sales gains in the first quarter, with the best performances in the northwestern and southwestern regions. Internet sales through www.jcp.com increased approximately 18 percent on top of a 22 percent increase in last year’s first quarter, while total Direct sales, including print and outlet stores, decreased 3.6 percent.

Gross margin improved by 70 basis points to 41.5 percent of sales, which reflects good customer response to spring merchandise assortments, especially private apparel brands, continued benefits from the Company’s planning and allocation technology and processes, and initial benefits from the Company’s cycle time reduction initiative. SG&A expenses were leveraged by 20 basis points to 29.7 percent of sales. Including the impacts of depreciation and amortization expense, pre-opening expenses and income from ongoing real estate operations, total operating expenses were 31.9 percent of sales in the quarter. First quarter operating income was $419 million, a 9.7 percent increase from last year’s $382 million.

Interest and Taxes

Interest expense for the quarter was $32 million compared with $34 million last year, and the tax rate was 38.5 percent, both of which were in line with previously announced guidance.

Liquidity and Financial Condition

The Company continues to maintain a strong financial condition. As of May 5, 2007, the Company had cash and short-term investments of $3.1 billion and long-term debt, including current maturities, of $4.1 billion. On April 27, 2007, the Company successfully completed a $1 billion debt offering. The Company will use a portion of the net proceeds of this offering for the early redemption on June 1, 2007, of the remaining $303 million principal amount of its 8.125 percent Debentures due 2027. The balance of the net proceeds will be used for general corporate purposes, including the repayment of 2007 and 2008 long-term debt maturities.

Capital expenditures for the first quarter were $244 million, in line with expectations, with the majority of spending related to the construction of new stores and the renovation of existing stores.

Merchandise inventories were at planned levels of $3.5 billion, reflecting increases associated with 32 new stores opened since last year’s first quarter, including seven in the first quarter this year, and the planned opening of 15 additional new stores in the second quarter.

Second Quarter Earnings Guidance

The following second quarter guidance is based on management’s expectations as of May 17, 2007:

•
Monthly sales patterns: Due to last year’s 53rd week, second quarter sales will vary by month from last year’s sales pattern, with a significant benefit expected in the July period due to an additional week of Back-to-School sales.

•	Total department store sales: increase mid- to high-single digits.
•	Comparable department store sales: increase low- to mid-single digits.
•	Direct sales: decrease low- to mid-single digits.
•	Operating income margin: as a percent of sales, operating income is expected to show continued year-over-year improvement, primarily due to higher gross margin.

•	Interest expense: approximately $37 million.
•	Bond premiums and unamortized costs: a charge of $12 million, or $0.03 per share, related to the early redemption of the Company’s 8.125 percent Debentures due 2027.
•	Income tax rate: approximately 38.5 percent for the quarter compared to a 28.2 percent rate last year. Last year’s second quarter benefited from $26 million of tax credits, or $0.11 per share.
•	Average diluted shares: approximately 226 million average diluted shares of common stock, including about 3 million common stock equivalents.
•
Earnings per share: approximately $0.77 per share in the second quarter, including the impact of $0.03 per share for costs associated with the early redemption of debt. Second quarter earnings per share are consistent with initial expectations for the quarter included in the Company’s full year guidance. Incorporating the positive variance from initial guidance for the first quarter, full year earnings per share from continuing operations are now expected to be in the area of $5.49 per share, an increase of $0.05 per share from previous guidance.

Conference Call/Webcast Details

Senior management will host a live conference call and real-time web cast today, May 17, 2007, beginning at 9:30 a.m. ET. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 8337163. The live web cast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for members) and www.earnings.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com

Media Relations
Darcie Brossart or Quinton Crenshaw; (972) 431-3400;
jcpcorpcomm@jcpenney.com

About JCPenney

JCPenney is one of America's leading retailers, operating 1,039 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2006 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand and confidence, seasonality, economic conditions, including the price and availability of oil and natural gas, changes in interest rates, retail industry consolidations, government activity, and acts of terrorism or war. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

# # #

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)
                                   13 weeks ended
	May 5, 2007	April 29, 2006	Inc. (Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$4,350	$4,220	3.1%
Gross margin	1,807	1,722	4.9%
Operating expenses:
Selling, general and administrative (SG&A)	1,291	1,263	2.2%
Depreciation and amortization	100	88	13.6%
Pre-opening	6	2	100% +
Real estate and other (income)	(9)	(13)	N/A
Total operating expenses	1,388	1,340	3.6%
Operating income	419	382	9.7%
Net interest expense	32	34	(5.9)%
Income from continuing operations
before income taxes	387	348	11.2%
Income tax expense	149	135	10.4%
Income from continuing operations	$238	$213	11.7%
Discontinued operations, net of income tax (benefit)
of $- and $(2)	-	(3)	N/A
Net income	$238	$210	13.3%

Earnings per share from continuing
operations - diluted	$1.04	$0.90	15.6%

Earnings per share - diluted	$1.04	$0.89	16.9%

FINANCIAL DATA:
Comparable department store sales increase	2.2%	1.3%
Total department store sales increase	4.4%	2.2%
Internet sales increase	17.8%	22.1%
Total Direct sales (decrease)/increase	(3.6)%	3.9%

Ratios as a % of sales:
Gross margin	41.5%	40.8%
SG&A expenses	29.7%	29.9%
Total operating expenses	31.9%	31.8%
Operating income	9.6%	9.0%
Effective income tax rate for continuing operations	38.5%	38.8%

COMMON SHARES DATA:
Outstanding shares at end of period	226.2	234.6
Average shares outstanding (basic shares)	225.8	233.7
Average shares used for diluted EPS	228.8	236.3

J. C. PENNEY COMPANY, INC.
SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

SUMMARY BALANCE SHEETS:	May 5, 2007	April 29, 2006
Cash and short-term investments	$3,068	$2,791
Merchandise inventory (net of LIFO reserves of $8 and $24)	3,497	3,355
Other current assets	666	450
Property and equipment, net	4,294	3,787
Other assets	1,888	1,995
Total assets	$13,413	$12,378

Accounts payable and accrued expenses	$2,827	$2,424
Current maturities of long-term debt	410	345
Long-term debt	3,706	3,116
Long-term deferred taxes	1,139	1,277
Other liabilities	809	967
Total liabilities	8,891	8,129
Stockholders' equity	4,522	4,249
Total liabilities and stockholders' equity	$13,413	$12,378

13 weeks ended

SUMMARY STATEMENTS OF CASH FLOWS:	May 5, 2007	April 29, 2006
Net cash (used in)/provided by:
Total operating activities	$(29)	$(119)
Investing activities:
Capital expenditures	(244)	(126)
Proceeds from sale of assets	-	5
Total investing activities	(244)	(121)
Financing activities:
Change in debt	652	(3)
Change in stock	29	54
Dividends paid	(86)	(29)
Total financing activities	595	22
Cash (paid) for discontinued operations	(1)	(7)
Net increase/(decrease) in cash and short-term investments	321	(225)
Cash and short-term investments at beginning of period	2,747	3,016
Cash and short-term investments at end of period	$3,068	$2,791

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